UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material Under Section 240.14a-12
INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
N/A
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On March 29, 2006, infoUSA issued the following press release:
infoUSA Comments on Dolphin Nominees
OMAHA, Neb.—(BUSINESS WIRE)—March 29, 2006—infoUSA(R) (NASDAQ:IUSA), the leading provider of proprietary business and consumer databases and sales and marketing solutions, today issued the following statement in connection with Dolphin Limited Partnership’s announcement that it has nominated three hand-picked director nominees to the infoUSA Board:
“The infoUSA Board asks that shareholders take no action on the nominees put forward by Dolphin. infoUSA believes that Dolphin is a dissident shareholder and activist hedge fund that became a shareholder less than ten months ago. We believe that their investment strategy is not consistent with the creation of long-term shareholder value. The infoUSA Board has addressed the issues raised in Dolphin’s recent letter, which is nothing more than a rehash of old news in an attempt to advance Dolphin’s own agenda. The infoUSA Board, with a majority of independent directors, has consistently acted in the best interest of all infoUSA shareholders and will continue to do so.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The

infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
CONTACT: Mackinzie Partners, Inc.
Investors Contact:
Charles Koons, 212-929-5500
or
Larry Dennedy, 212-929-5500
or
Joele Frank, Wilkinson Brimmer Katcher
Media Contact:
Dan Katcher, 212-355-4449
or
Laura Smith, 212-355-4449
SOURCE: infoUSA

InfoUSA Inc. (the “Company”) intends to make a preliminary filing with the Securities and Exchange commission (“SEC”) of proxy materials to be used to solicit votes for the election of the Board’s nominees at its 2006 Annual Meeting of Stockholders.
The Company strongly advises all stockholders of the Company to read the proxy statement when it is available because it will contain important information. The Company will send its proxy statement, along with its annual report, to all stockholders of record, and the proxy statement will also be available at no charge on the SEC’s web site at http://www.sec.gov. In addition, the Company will provide copies of the proxy statement and the annual report without charge upon request. Requests for copies should be directed to the participants’ proxy solicitor, MacKenzie Partners, at 212-929-5500.
The Company’s participants in the anticipated proxy solicitation are the Company and Vinod Gupta, the Chairman and Chief Executive Officer of the Company, beneficial owner of 22,969,566 shares of the Company’s common stock, and nominee for election to the Board of Directors at the 2006 Annual Meeting; Fred Vakili, Executive Vice President, Chief Administrative Officer and Secretary of the Company and the beneficial owner of 333,076 shares of the Company’s common stock; and Stormy Dean, the Chief Financial Officer of the Company and the beneficial owner of 2,641 shares of the Company’s common stock.
Additional information regarding these participants will be included in the Company’s proxy statement.